UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2018

ENERGOUS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36379	46-1318953
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3590 North First Street, Suite 210 San Jose, California 95134
(Address of Principal Executive Offices)(Zip Code) Registrant’s telephone number, including area code: (408) 963-0200
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 10, 2018, Energous Corporation (“Energous” or “Company”) entered into a Service Continuation Agreement (“Service Continuation Agreement”) with Michael Leabman, a member of the Company’s Board of Directors and its Chief Technology Officer. Under the Service Continuation Agreement, Mr. Leabman’s employment relationship with the Company terminates on January 11, 2018, and he agreed to serve as an independent contractor for the Company for a two-year period, commencing immediately upon his termination. Mr. Leabman also agreed not to stand for re-election to the Company’s board of directors at the 2018 annual meeting of stockholders, which agreement was not due to any disagreement relating to the Company’s operations, policies or practices. Under the Service Continuation Agreement, Mr. Leabman will be compensated at the rate of $16,190.10 per month, receive 12 months COBRA benefits at the Company’s expense, and continue to vest in his outstanding equity awards until the end of his service period. Mr. Leabman agreed to non-competition and non-solicitation covenants, provided a release to the Company, and agreed to vote his shares of Company stock as recommended by the Company’s board of directors.

The foregoing description of the Service Continuation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed as an exhibit to this report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

99.1	Service Continuation Agreement dated January 10, 2018

[Signature page follows]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGOUS CORPORATION

Date: January 10, 2018	By:	/s/ Brian Sereda
Brian Sereda
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

99.1	Service Continuation Agreement dated January 10, 2018